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                                                                EXHIBIT 23.01


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-03256, No. 33-46273, No. 33-48901, and No. 33-70293) pertaining to the 1995 Stock Option Plan, 1998 Stock Option Plan, Sid Tool 401(k) Savings Plan and 2001 Stock Option Plan of MSC Industrial Direct Co., Inc. and Subsidiaries, respectively, and (Form S-3 No. 33-31837) of MSC Industrial Direct Co., Inc. and Subsidiaries in the related Prospectus of our report dated October 31, 2002, with respect to the consolidated financial statements and schedule of MSC Industrial Direct Co., Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the fiscal year ended August 31, 2002.

Melville, New York
November 22, 2002

                                               /s/ Ernst & Young LLP




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